VIASPACE Reports Financial Results for Third-Quarter 2010

IRVINE, Calif.—November 15, 2010—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable biomass crop, today reported financial results for the third quarter ended September 30, 2010.

Total revenue for the quarter was $912,000 which included $855,000 from Inter-Pacific Arts (IPA) and $57,000 from U.S. military contracts for security products with the U.S. Navy and U.S. Army. Total revenue for third-quarter 2009 was $1.235 million and included $1.06 million from IPA and $171,000 from U.S. military contracts for security products.

For the quarter, cost of revenues was $682,000, compared to $762,000 in third-quarter 2009. Gross profit for the quarter was $230,000, compared to gross profit of $473,000 for third-quarter 2009.

Total operating expenses for the quarter were $982,000, including $928,000 of selling, general and administrative (SG&A) expense and $54,000 for operations. SG&A included $480,000 in stock-based compensation. Total operating expenses for third-quarter 2009 were $1.047 million and included $1.041 million in SG&A and $6,000 for operations. SG&A in third-quarter 2009 included $458,000 in stock-based compensation. Operating loss for the quarter was $752,000, compared to an operating loss of $574,000 in third-quarter 2009.

Third-quarter 2010 other expense, net, was $18,000, compared to other expense, net, of $90,000 for third-quarter 2009.

Net loss for the quarter was $770,000 compared to a net loss in third-quarter 2009 of $664,000. Net loss for third-quarter 2010 and third-quarter 2009 was less than $0.01 per share in each quarter.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “Third-quarter results were affected by lower consumer spending, with retailers’ orders for artwork declining from prior year levels. However, IPA sales for the quarter were 38% higher than second-quarter 2010. Also, the impact of lower revenues was partially mitigated by continuing control of operating expenses, which remains a tactic to conserve resources.

“I just returned from spending most of October in Asia where I visited the plantation and conducted several tours for potential customers. Visiting the plantation and seeing Giant King Grass in person is an important part of their due diligence. Most of our business discussions are covered by confidentiality agreements and we are not free to name specific companies. We only offer plantation tours to qualified parties that have signed a confidentiality agreement.”

Kukkonen continued,” I believe that Giant King Grass exceeded the expectations of the potential customers that visited the plantation. Seeing is believing. No customer has seen an energy crop that is anywhere near as productive as Giant King Grass. Furthermore, our agronomists are very familiar with switchgrass, miscanthus, Arundo Donax, sugarcane, bana and elephant grass. Giant King Grass has much higher yield in terms of tons per acre than any of these. High yield means low cost, and this is the main attraction for customers, along with reliability of supply.”

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. VIASPACE recently introduced its Green LogTM fireplace and campfire log product. For more information, please go to www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2009, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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